UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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PEREGRINE SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Peregrine Semiconductor Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Peregrine Semiconductor Corporation
Commission File No.: 001-35623

The following are employee communications concerning the proposed merger between Peregrine Semiconductor Corporation and Murata Electronics North America, Inc. pursuant to the terms of an Agreement and Plan of Merger dated as of August 22, 2014. The e-mails were sent to options and RSU holders and made available to employees on the Company's intranet site today, November 5, 2014.
Employee e-mail
From: Employee Stock Options
Sent: Wednesday, November 05, 2014 4:08 PM
To: Employee Stock Options
Subject: Peregrine Semiconductor Stock Options

November 5, 2014

Re: Outstanding Options to Purchase Shares of Peregrine Semiconductor Corporation

Dear Holder of Company Options:

As you may know, Peregrine Semiconductor Corporation (the “Company”) has entered an Agreement and Plan of Merger with Murata Electronics North America, Inc. (“Parent”) and PJ Falcon Acquisition Company, Limited, a wholly-owned subsidiary of Parent (“Purchaser”), dated as of August 22, 2014 (the “Merger Agreement”), pursuant to which Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). The Merger is expected to close on November 19, 2014 or shortly thereafter (the time of such closing, the “Effective Time”). In connection with the Merger, each share of the Company’s common stock outstanding immediately prior to the Effective Time will be cancelled in exchange for a cash payment of $12.50.

You hold one or more options (the “Options”) to purchase shares of the Company’s common stock under the Company’s 2004 Stock Plan or 2012 Equity Incentive Plan (collectively, the “Plans”). Pursuant to the terms of the Merger Agreement and the Plans, each of your Options that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled in exchange for a cash payment in an amount equal to the product of (a) the excess, if any, of (i) $12.50, over (ii) the exercise price per share of Company common stock subject to such Option, multiplied by (b) the number of shares of Company common stock subject to such Option. Such cash payment will be made as soon as practicable following the Effective Time, and will be subject to all applicable federal, state, and local income and employment tax withholding obligations. Any Options that have an exercise price equal to or greater than $12.50 per share will be cancelled at the Effective Time without the payment of any consideration.

It is also important to note that you continue to have the opportunity to exercise your Options to the extent they are vested and exercisable on the date of exercise. However, please note that in anticipation of the closing of the Merger, you will no longer be able to exercise your Options after November 14, 2014.

If you have any questions about the treatment of your Options, please contact Shannell Thompson at (858) 869-0634.

Very truly yours,

Jay Biskupski
CFO
Peregrine Semiconductor Corporation

Employee e-mail
From: Employee Stock Options
Sent: Wednesday, November 05, 2014 3:56 PM
To: Employee Stock Options
Subject: Restricted Stock Units Underlying Shares of Peregrine Semiconductor Corporation

November 5, 2014

Re: Restricted Stock Units Underlying Shares of Peregrine Semiconductor Corporation

Dear Holder of Company Restricted Stock Units:

As you may know, Peregrine Semiconductor Corporation (the “Company”) has entered an Agreement and Plan of Merger with Murata Electronics North America, Inc. (“Parent”) and PJ Falcon Acquisition Company, Limited, a wholly-owned subsidiary of Parent (“Purchaser”), dated as of August 22, 2014 (the “Merger Agreement”), pursuant to which Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). The Merger is expected to close on November 19, 2014 or shortly thereafter (the time of such closing, the “Effective Time”). In connection with the Merger, each share of the Company’s common stock outstanding immediately prior to the Effective Time will be cancelled in exchange for a cash payment of $12.50.

As the holder of restricted stock units for shares of the Company’s common stock (the “RSUs”) under the Peregrine Semiconductor Corporation 2012 Equity Incentive Plan (the “Plan”), you have the opportunity to continue earning the value paid in the Merger for shares of our common stock as you continue to satisfy the vesting schedule that applies to your RSUs after the Effective Time.

Pursuant to the terms of the Merger Agreement and the Plan, if your RSUs are outstanding immediately prior to the Effective Time and if you continue in service thereafter, then your RSUs will be converted into an unvested cash arrangement that provides for the subsequent vesting (subject to your continued service) and payout of $12.50 for each share of common stock that was subject to your converted RSUs in accordance with the original vesting schedule that applied to the RSUs immediately prior to the Effective Time. The original vesting schedule is the schedule set forth in any applicable agreement governing the RSUs and includes any vesting acceleration associated with your RSUs pursuant to an individual offer letter, employment agreement, change in control severance agreement or similar agreement between you and the Company or any of its subsidiaries (such agreement, a “Pre-Existing Agreement”). You will continue to vest in this unvested cash arrangement as long as you continue to provide services to the Company or its successors or affiliates after the Effective Time. All cash payments in respect of your RSUs that convert into this unvested cash arrangement will be paid within 15 days following the date when they become vested, and remain subject to all applicable federal, state, and local income and employment tax withholding obligations.

If you have entered into a Pre-Existing Agreement that gives you vesting acceleration rights with respect to your RSUs, then those vesting acceleration provisions will continue to apply to the unvested cash arrangement. If you have not entered into a Pre-Existing Agreement with the Company that gives you such vesting acceleration rights or if your Pre-Existing Agreement gives you a lower level of benefits, then you are entitled to the following: If (a) you resign your employment for Good Reason (as defined below), or (b) your employment or service is involuntarily terminated by the Company or its affiliates without Cause (as described below), in each case within one year following the Effective Time, any unpaid amounts under the unvested cash arrangement into which your RSUs were converted will immediately be paid in full at the time of such termination.

For purposes of this unvested cash arrangement, “Good Reason” for termination of your employment will have the meaning ascribed to such term in any Pre-Existing Agreement between you and the Company. If Good Reason is not defined in any such Pre-Existing Agreement, then “Good Reason” means your resignation of employment due to the occurrence of either of the following conditions, which occurs without your written consent:

•	a reduction of at least 10% in your base salary in effect immediately prior to such reduction, or

•	a relocation to a facility more than 35 miles from your then-present location that materially increases your one-way commute.

In order to resign for Good Reason, you must provide written notice to the Company or its affiliates of the existence of the condition giving rise to Good Reason within 60 days of the initial existence of such condition, unless otherwise provided in a Pre-Existing Agreement, in which case the Pre-Existing Agreement will govern. Upon receipt of such written notice, the Company or its successors or affiliates will have 30 days to remedy the condition. If the condition is not remedied within such period, you may resign as a result of the condition specified in your notice, provided that your resignation must occur within 90 days after the initial existence of the condition, unless otherwise provided in a Pre-Existing Agreement, in which case the Pre-Existing Agreement will govern.

For purposes of this unvested cash arrangement, “Cause” for termination of your employment or service will have the meaning ascribed to such term in any Pre-Existing Agreement between you and the Company.[1]

If your service with us terminates under circumstances other than those described above, then you will cease vesting into and forfeit any remaining amounts under the unvested cash arrangement into which your RSUs were converted in connection with the Merger.

If you have any questions about the treatment of your RSUs, please contact Shannell Thompson at (858) 869-0634.

Very truly yours,

Jay Biskupski
CFO
Peregrine Semiconductor Corporation

[1] In the absence of such a Pre-Existing Agreement, Cause means your: (a) conviction or entry of a plea of “guilty” or “nolo contendere” for any crime which constitutes a felony; (b) misappropriation of funds or commission of an act of fraud upon the Company or its affiliates; (c) material negligence in the scope of your services to the Company or its affiliates; (d) material breach of a material provision of any written agreement with, or policy of, the Company or its affiliates, which breach, if curable, is not cured within 15 days following your receipt of written notice from your direct supervisor alleging such a breach and providing reasonable detail of the facts and circumstances justifying such allegation; or (e) failure to cooperate in good faith with a governmental or internal investigation of the Company or its affiliates, or any of their respective directors, officers or employees, if the Company or its affiliates has requested your cooperation.